Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated August 3, 2015 related to the financial statements of First Light Junction, Inc. as of and for the year ended December 31, 2014, which appear in Form 8-K/A of The Joint Corp., dated August 3, 2015.

/s/ EKS&H LLLP

August 3, 2015

Denver, Colorado